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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


PSA Royalty Corporation, a Delaware corporation

Pediatric Services of America, Inc., a Georgia corporation

Pediatric Partners, Inc., a Delaware corporation

Pediatric Services of America, Inc. (Connecticut), a Connecticut corporation

PSA Homehealth Care, L.P., a Florida Partnership

Pediatric Home Nursing Services, Inc., a New York corporation

Premier Medical Services, Inc., a Nevada corporation

Premier Nurse Staffing, Inc., a Nevada corporation

Premier Certified Home Health Services, Inc., a Nevada corporation

ARO Health Services, Inc., a Washington corporation

Insurance Medical Reporter, Inc., a California corporation

PSA Licensing Corporation, a Delaware corporation

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